EXHIBIT 99.2
Swift Transportation Company
Financial Condition Summary and Other Data
For the first quarter ended March 31, 2011, our net cash capital expenditures were $33.7 million compared to $12.5 million in the same quarter of the prior year, while the gross value of equipment and facilities acquired through cash, capital lease, or operating lease financing was $40.2 million and $39.7 million in the first quarters of 2011 and 2010, respectively. At March 31, 2011, we had cash of $21.5 million, excluding restricted cash of $85.1 million held primarily as collateral by our captive insurance subsidiaries. We also had available liquidity of $290.8 million on March 31, 2011, consisting of $234.8 million available on our undrawn revolving line of credit, after giving effect for the $165.2 million of letters of credit outstanding under this facility, and $56.0 million available under our accounts receivable securitization facility. Additionally, on January 20, 2011 and as previously reported in our Annual Report on Form 10-K, we sold an additional 6,050,000 shares of our Class A common stock to the underwriters of our initial public offering (“IPO”) at the IPO price of $11.00 per share, less the underwriters’ discount, pursuant to the over-allotment option in the underwriting agreement and received proceeds of $63.2 million in cash. We used $60.0 million of these proceeds to pay down our senior secured term loan and the remaining $3.2 million to pay down our accounts receivable securitization obligation.
Additional information regarding our financial condition, cash flows, and other data for the first quarter of 2011 is included in the following schedules.
OPERATING STATISTICS (UNAUDITED)

	Three Months Ended
	March 31,
	2011	2010
Trucking revenue (1,2)	$554,721	$503,507
Weekly trucking revenue per tractor (2)	$2,862	$2,711
Deadhead miles percentage	12.13%	12.22%
Average loaded length of haul (miles)	430	438

Average tractors available for dispatch
Company	11,105	10,747
Owner Operator	3,972	3,696

Total	15,077	14,443

Notes to Operating Statistics:

(1)	In thousands.

(2)	Excludes fuel surcharge, rail, third party carrier, leasing, and other shop and miscellaneous revenue.

ADJUSTED EARNINGS BEFORE INTEREST, TAXES, DEPRECIATION AND AMORTIZATION (UNAUDITED) (a)
THREE MONTHS ENDED MARCH 31, 2011 AND 2010

	Three Months Ended
	March 31,
	2011	2010
	(Amounts in thousands)
Net income (loss)	$3,205	$(53,001)

Adjusted for:
Depreciation and amortization of property and equipment	50,358	60,019
Amortization of intangibles	4,727	5,478
Interest expense	37,501	62,596
Derivative interest expense	4,680	23,714
Interest income	(467)	(220)
Income tax expense (benefit)	2,321	(9,525)

Earnings before interest, taxes, depreciation and amortization (EBITDA)	$102,325	$89,061

Non-cash equity compensation (b)	2,424	—
Non-cash impairments	—	1,274

Adjusted earnings before interest, taxes, depreciation and amortization (Adjusted EBITDA)	$104,749	$90,335

(a)
We define Adjusted EBITDA as net income (loss) plus (i) depreciation and amortization, (ii) interest and derivative interest expense, including other fees and charges associated with indebtedness, net of interest income, (iii) income taxes, (iv) non-cash impairments, (v) non-cash equity compensation expense, (vi) other unusual non-cash items, and (vii) excludable transaction costs. We believe that Adjusted EBITDA is a relevant measure for estimating the cash generated by our operations that would be available to cover capital expenditures, taxes, interest and other investments and that it enhances an investor’s understanding of our financial performance. We use Adjusted EBITDA for business planning purposes and in measuring our performance relative to that of our competitors. Our method of computing Adjusted EBITDA is consistent with that used in our senior secured credit agreement for covenant compliance purposes and may differ from similarly titled measures of other companies. Adjusted EBITDA is not a recognized measure under GAAP. Adjusted EBITDA should be considered in addition to, not as a substitute for or superior to, net income, operating income or any other performance measures derived in accordance with GAAP as measures of operating performance or operating cash flows as a measure of liquidity.

(b)	Includes the $2.4 million of recurring non-cash equity compensation expense following our IPO, on a pre-tax basis.

SELECTED CONSOLIDATED BALANCE SHEET DATA (UNAUDITED)
AS OF MARCH 31, 2011 AND DECEMBER 31, 2010

	March 31, 2011	December 31, 2010
	(Amounts in thousands)
Cash and cash equivalents	$21,549	$47,494
Restricted cash	85,078	84,568
Accounts receivable, net	314,666	276,879
Property and equipment, net	1,315,399	1,339,638
Intangible assets, net	364,017	368,744
Goodwill	253,256	253,256
Other assets	201,715	197,316

Total assets	$2,555,680	$2,567,895

Total debt and capital lease obligations (1)	1,693,809	1,774,100
Securitization of accounts receivable	136,000	171,500
Other liabilities	735,639	705,466

Total liabilities	2,565,448	2,651,066

Stockholders’ deficit	(9,768)	(83,171)

Total liabilities and stockholders’ deficit	$2,555,680	$2,567,895

Notes to Selected Consolidated Balance Sheet Data:

(1)
Total debt and capital lease obligations as of March 31, 2011 includes $999.2 million net carrying value of senior secured first lien term loan, $490.4 million net carrying value of senior second priority secured notes, $11.0 million of unsecured floating rate notes, $15.7 million of unsecured fixed rate notes, and $177.5 million of other secured indebtedness and capital lease obligations. Total debt and capital lease obligations as of December 31, 2010 includes $1,059.4 million net carrying value of senior secured first lien term loan, $490.0 million net carrying value of senior second priority secured notes, $11.0 million of unsecured floating rate notes, $15.7 million of unsecured fixed rate notes, and $198.0 million of other secured indebtedness and capital lease obligations.

SELECTED CONSOLIDATED CASH FLOW DATA (UNAUDITED)
THREE MONTHS ENDED MARCH 31, 2011 AND 2010

	Three Months Ended March 31,
	2011	2010
	(Amounts in thousands)

Net income (loss)	$3,205	$(53,001)
Adjustments to reconcile net income (loss) to net cash provided by operating activities	64,139	55,464
(Decrease) increase in cash resulting from changes in Accounts receivable, inventories, other assets, accounts payable, accrued liabilities and other liabilities	(7,469)	12,644

Net cash provided by operating activities	$59,875	$15,107

Capital expenditures, net of disposal proceeds	$(33,654)	$(12,471)
Increase in restricted cash	(510)	(24,002)
Other investing activities	2,615	1,342

Net cash used in investing activities	$(31,549)	$(35,131)

Proceeds from issuance of common stock, net of fees and costs of issuance (1)	$62,994	$—
Repayment of long term debt and capital lease obligations	(81,765)	(10,625)
Net change in accounts receivable securitization obligation	(35,500)	2,000
Other financing activities	—	114

Net cash used in financing activities	$(54,271)	$(8,511)

Net decrease in cash and cash equivalents	(25,945)	(28,535)
Cash and cash equivalents at beginning of period	47,494	115,862

Cash and cash equivalents at end of period	$21,549	$87,327

Notes to Selected Consolidated Cash Flow Data:

(1)
On January 20, 2011, we issued an additional 6,050,000 shares of our Class A common stock to the underwriters of our IPO at the IPO price of $11.00 per share, less the underwriters’ discount, and received proceeds of $63.2 million in cash, prior to expenses of such issuance, pursuant to the over-allotment option in the underwriting agreement. Of these proceeds, $60.0 million were used in January 2011 to pay down the first lien term loan and $3.2 million were used in February 2011 to pay down the accounts receivable securitization facility.

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